EXHIBIT (a)(1)(D)

                               DYNEX CAPITAL, INC.

         OFFER TO PURCHASE FOR CASH AND/OR SENIOR NOTES UP TO:

      492,425 SHARES OF SERIES A PREFERRED STOCK, $0.01 PAR VALUE PER SHARE 662,944 SHARES OF SERIES B PREFERRED STOCK, $0.01 PAR VALUE PER SHARE
      683,703 SHARES OF SERIES C PREFERRED STOCK, $0.01 PAR VALUE PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 11, 2003 UNLESS THE OFFER IS EXTENDED.

                                                                 January 8, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         Dynex Capital, Inc., a Virginia corporation ("Dynex"), is offering to purchase up to 492,425 shares of its Series A Preferred Stock, 662,944 shares of its Series B Preferred Stock, and 683,703 shares of its Series C Preferred Stock, upon the terms and subject to the conditions set forth in its Offering Circular, dated January 8, 2003 ("Offering Circular"), and in the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the "Offer." We are asking you to contact your clients for whom you hold shares of Dynex Preferred Stock registered in your name (or in the name of your nominee) or who hold such shares registered in their own name. Please bring the Offer to their attention as promptly as possible.

         All shares properly tendered at or before the "Expiration Time" (as defined in the "The Offer - Expiration Time, Extensions, Termination and Amendments" section of the Offering Circular), and not properly withdrawn, will be purchased by Dynex, under any of the following options upon the terms and subject to the conditions of the Offer, including the proration provisions thereof:

Option 1 (for Cash consideration).

o $24.00 in cash per share of Series A Preferred Stock you tender, up to an aggregate maximum of 202,763 shares of Series A Preferred Stock;

o $24.50 in cash per share of Series B Preferred Stock you tender, up to an aggregate maximum of 272,977 such shares of Series B Preferred Stock; and

o $30.00 in cash per share of Series C Preferred Stock you tender, up to an aggregate maximum of 281,525 shares of Series C Preferred Stock;

         Under this Option 1 (Cash), the per share cash amount to be received for each share of Preferred Stock tendered in the Offer is equal to 100% of the original issue price of such share of Preferred Stock;

or

Option 2  (for Senior Notes consideration).

o 25.20 in principal amount of our 9.50% Senior Notes due February 28, 2005, the principal of which will be paid back in eight equal quarterly installments commencing May 31, 2003 (collectively, the "Senior Notes" and each, a "Senior Note"), per share of Series A Preferred Stock tendered, up to an aggregate maximum of 289,662 shares of Series A Preferred Stock;

o $25.725 in principal amount of the Senior Notes per share of Series B Preferred Stock tendered, up to an aggregate maximum of 389,967 shares of Series B Preferred Stock; and

o $31.50 in principal amount of the Senior Notes per share of Series C Preferred Stock tendered, up to an aggregate maximum of 402,178 shares of Series C Preferred Stock;

         Under this Option 2 (Senior Notes), the per share principal amount of Senior Notes to be received for each share of Preferred Stock tendered in the Offer is equal to 105% of the original issue price of such share of Preferred Stock. The Senior Notes will be issued in denominations of $25 or in integral multiples of $25. In cases where the consideration for shares of each series you tender is not divisible, in the aggregate, by the $25 denomination, you will receive cash consideration for the amount in excess of the nearest $25 not to exceed $24.99. For a more detailed description of the terms of the Senior Notes being offered, please see "Description of Senior Notes" in the Offering Circular;

or

Option 3  (for a combination of Cash and Senior Notes consideration).

         A combination of Option 1 (Cash) and Option 2 (Senior Notes) in amounts which the tendering shareholder designates. The shareholder will receive consideration for shares tendered based on the Option that is selected at the amounts set forth for that respective Option.

         If proration of tendered shares of a series is required as a result of more shares being tendered than Dynex is willing to purchase, Dynex will determine the proration factor as soon as practicable following the Expiration Time. Proration for each shareholder tendering shares of a series shall be based on the ratio of (A) the number of shares of such series that Dynex is offering to purchase to (B) the total number of shares of such series properly tendered and not properly withdrawn by all shareholders of the series.

         In addition, if either the cash consideration or Senior Notes consideration is oversubscribed within a series, proration for each shareholder tendering shares for the oversubscribed consideration shall be based on the ratio of (A) the number of shares of such series that Dynex is offering to purchase for the oversubscribed consideration to (B) the total number of shares of such series properly tendered and not properly withdrawn by all shareholders of the series for the oversubscribed consideration.

         If the consideration the tendering shareholder selects is oversubscribed, regardless of whether that is the cash consideration or the Senior Notes consideration, the tendering shareholder may elect to allocate any shares not accepted for that consideration, to the other undersubscribed consideration.

         Shares not purchased because of proration will be returned at Dynex's expense to the shareholders who tendered such shares promptly after the Expiration Time. Dynex reserves the right, in its sole discretion, to purchase any and all of the excess shares tendered so long as the excess number accepted by Dynex does not exceed two percent (2%) of the issued and outstanding shares of such series of Preferred Stock.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE THE "THE OFFER - CONDITIONS TO THE OFFER" SECTION OF THE OFFERING CIRCULAR.

         For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. The Offering Circular dated January 8, 2003;

     2. Letter to Clients to send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     3. Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

     4. Notice of Guaranteed Delivery to be used to accept the Offer if the share certificates and all other required documents cannot be delivered to the Exchange Agent before the Expiration Time or if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all the required documents to reach the Exchange Agent before 5:00 p.m., New York City time, Tuesday, February 11, 2003; and

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 11, 2003, UNLESS THE OFFER IS EXTENDED.

         No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the Offer other than fees paid to the Information Agent, as described in the Offering Circular. Dynex will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Dynex will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offering Circular and Letter of Transmittal.

         Your communications to shareholders with respect to the Offer will constitute your representation to Dynex that: (i) in connection with such communications you have complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; (ii) if you are a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making such communications; and (iii) in connection with such communications you have not used any offering materials other than those furnished by Dynex.

         In order to take advantage of the Offer, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents should be sent to Wachovia Bank, the Exchange Agent for the Offer, with either a certificate or certificates representing the tendered shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.

         Holders of shares whose certificate(s) for such shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Exchange Agent or who cannot complete the procedures for book-entry transfer before the Expiration Date must tender their shares according to the procedure for guaranteed delivery set forth in the "How to Tender" section of the Offering Circular.

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

         Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. at the address and telephone number set forth on the back cover page of the Offering Circular. Additional copies of the enclosed material may be obtained from MacKenzie Partners, Inc., telephone number: (800) 322-2885.

                                   Very truly yours,



                                   DYNEX CAPITAL, INC.

         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF DYNEX, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.